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                                                                    EXHIBIT 99.1

                 RUBIO'S EXPECTS SECOND QUARTER, FULL YEAR LOSS,
                           BUT PROFITABLE SECOND HALF

CARLSBAD, Calif., July 17, 2003 (BUSINESS WIRE) --Rubio's Restaurants, Inc. (NASDAQ:RUBO) today said it expects to report a loss of $0.35-$0.37 per diluted share for its second fiscal quarter ended June 29, 2003, resulting in a loss for the full year of about $0.25 to $0.30 per diluted share, but expects to be profitable for the second half of the year.

Rubio's, which plans to report full second quarter results in early August, previously said it expected to earn $0.31 to $0.33 per diluted share for the current year, compared with $0.33 per diluted share for the fiscal year ended December 29, 2002.

The company said costs associated with its system-wide concept upgrade program, which was launched last spring, were higher than those experienced in early test markets. Substantial product mix shifts and the quarter's product promotions drove much of the added costs, as well as higher investment and startup costs for the new concept. Softer than expected sales reflecting, in part, the external economic operating environment, also impacted results.

The company also said that for the second quarter, management determined the need to record asset impairment charges on a number of underperforming restaurants, some of which had been partially written down previously, as well as to increase reserves for workers' compensation costs in light of recent claims. Such expenses impacted second quarter results by approximately $0.24 per diluted share.

Ralph Rubio, chairman and chief executive officer, said, "While results for the second quarter are highly disappointing, we still believe the concept changes made over the past year were needed. Management has taken swift action with corrective measures at the operating level and a conservative approach with regard to financial assessments. We are in the fortunate position of having a strong balance sheet, free of debt, to support our future growth ambitions."

Sheri Miksa, president and chief operating officer, said, "Consumers are reacting favorably to the new concept. We believe our current direction and focus on operations simplification and store-by-store improvement has us back on track. We are continuing to roll out various sales and operating initiatives to positively impact the future."

SPECIAL CONFERENCE CALL

Rubio's will host a conference call on Friday, July 18, 2003 at 7:00 a.m. Pacific Daylight Time (10:00 a.m. Eastern Daylight Time) to discuss this news release. For those wishing to listen, the conference call will be broadcast live over the Internet at www.vcall.com. A recording of the

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conference call also will be available for 30 days following the call through our website at www.rubios.com, under the Investor Relations section by clicking on www.vcall.com.

ABOUT RUBIO'S

Rubio's Restaurants, Inc. operates, licenses or franchises 144 Rubio's Fresh Mexican Grill restaurants in California, Arizona, Oregon, Colorado, Utah and Nevada. The company is a leader in the high-quality, fresh Mexican grill segment, featuring bold, distinctive Baja-inspired products. Rubio's range of flavorful, Baja-style foods includes the now "World Famous Fish Taco," and char-grilled chicken and steak products such as burritos, salads, bowls and quesadillas. Also offered are signature Mexican seafood products featuring lobster, shrimp and grilled mahi mahi, as well as a full line of lower-calorie, lower-fat, HealthMex(R) products. In addition to their full-line of unique products, Rubio's also features domestic and imported beers and signature margaritas on the rocks, all served in a relaxed, warm and inviting atmosphere reminiscent of Baja. For more information, visit Rubio's Web site at www.rubios.com.

      Some of the information in this news release may contain forward-looking statements regarding future events or the future financial performance of the company and may involve a number of risks and uncertainties. Such statements include, but are not limited to, the extent of the expected loss for the second fiscal quarter and full fiscal year, expectations to be profitable for the second half of the year and benefits from corrective measures at the operating level. Such forward-looking statements are based on information available to Rubio's now, which is subject to change. Actual results may differ substantially from any such projections that the company may provide as a result of various factors, including, but not limited to, factors impacting expectations regarding earnings per share, comparable sales growth and revenues, increased product costs, labor expense and other restaurant costs, the success of promotions and marketing strategies, the company's ability to recruit and retain qualified personnel, adverse affects of weather, adequacy of reserves related to closed stores or stores to be sold, increased depreciation, asset write-downs, or implementation costs related to the Rubio's marketing and concept positioning initiatives, the company's ability to manage ongoing and unanticipated costs, litigation costs, fluctuations in earnings growth on a quarterly basis, its ability to implement a franchise strategy, to open additional or maintain existing restaurants in the coming periods, food commodity prices, competition, and governmental actions regarding minimum wage. These and other factors can be found in the company's filings with the SEC including without limitation in the "Risk Factors" section of the company's most recent Form 10-K. The company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.

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Contact:
Rubio's Restaurants, Inc., Carlsbad
John Fuller, Chief Financial Officer, 760-929-8226